Exhibit 99.1

IT Tech Packaging, Inc. Announces NYSE Regulation Acceptance of Extension Request; Listing Continued Pursuant to Extension Through April 15, 2027

Company granted plan period through April 15, 2027 to complete delayed SEC periodic filings

BAODING, China, October 9, 2026 (PRNewswire)/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“ITP” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced that it is not in compliance with the continued listing standards of NYSE American LLC (“NYSE American” or the “Exchange”) and that its listing is being continued pursuant to an extension granted by NYSE Regulation. The targeted completion date of the plan period (the “New Cure Deadline”) is April 15, 2027.

As previously disclosed, the Company is not in compliance with Sections 134 and 1101 of the NYSE American Company Guide (the “Company Guide”) because it failed to timely file with the U.S. Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the year ended December 31, 2025 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026 (collectively, the “Delayed Filings”).

Pursuant to Section 1007 of the Company Guide, a company that is unable to cure a filing delinquency within the initial six-month period of the maximum 12-month cure period is required to submit an extension request. On October 1, 2026, the Company submitted an extension request to NYSE Regulation. On October 7, 2026, the Company received a letter from NYSE Regulation informing the Company that NYSE Regulation had reviewed and accepted the extension request and granted the Company a plan period through April 15, 2027 to complete the Delayed Filings and any subsequently delayed filings with the SEC.

NYSE Regulation staff will review the Company periodically for compliance with adherence to the milestones in the plan. If the Company does not make progress consistent with the plan during the plan period, or if the Company does not complete the Delayed Filings and any subsequently delayed filings with the SEC by the end of the maximum 12-month cure period on April 15, 2027, Exchange staff will initiate delisting proceedings as appropriate. The Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the Company Guide.

The Company’s common stock will continue to be listed and traded on NYSE American during the plan period, subject to the Company’s compliance with the plan and other applicable continued listing requirements, and will continue to bear a late filer (“.LF”) indicator until the filing delinquency is cured. The extension does not have any immediate effect on the listing or trading of the Company’s common stock.

The Company is working diligently to complete the Delayed Filings and currently expects to file them on or before the New Cure Deadline; however, there can be no assurance that the Company will do so or that it will regain compliance with the NYSE American continued listing standards.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: www.itpackaging.cn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s ability and expected timing to complete the Delayed Filings and any subsequently delayed filings by April 15, 2027, to make progress consistent with its plan, to regain compliance with the NYSE American continued listing standards, and for the Company’s common stock to remain listed on NYSE American. Words such as “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. These statements are subject to significant risks and uncertainties, many of which are beyond the Company’s control, and actual results may differ materially from those expressed or implied. Further information regarding these and other risks is included in the Company’s filings with the SEC, including the “Risk Factors” section of its most recently filed Annual Report on Form 10-K. All forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement, except as required by law.

Contacts:

At the Company Email:

ir@itpackaging.cn
Tel: +86 0312 8698215